Exhibit 99.1

SciQuest Announces Technology Veteran

to Lead Growing Sales Organization

Cary, NC—May 22, 2013—SciQuest (NASDAQ: SQI), a leading provider of cloud-based business automation solutions for spend management, today announced that Douglas Keister will be joining the company as its new senior vice president of worldwide sales. Keister will be replacing Jeffrey Martini, who will be retiring from SciQuest later this month.

Keister has more than 20 years of sales leadership experience at companies such as SAP and Oracle. He was most recently senior vice president of global sales at Servigistics, a cloud-based service lifecycle management software company that was recently acquired by PTC.

Stephen Wiehe, president and chief executive officer of SciQuest, said, “We are pleased to welcome Doug to SciQuest. He has a successful track record of accelerating growth and building effective sales organizations in the software industry. We look forward to leveraging Doug’s knowledge and expertise as we continue to scale the business.

“We also want to acknowledge the significant contributions of Jeff Martini, who helped SciQuest grow revenue by sevenfold during his eight-year tenure. We wish him the best as he pursues personal interests,” Wiehe concluded.

Douglas Keister stated, “I am very excited to be joining SciQuest, as I share the company’s passion for excellence and commitment to a customer-first philosophy. I look forward to working closely with the management team to capture the company’s large growth opportunity and helping new and existing customers generate strong ROIs by turning spending into savings.”

Keister will begin his new role next week.

About SciQuest

With a reputation for deep domain knowledge, a solid customer-driven portfolio, and industry-leading customer satisfaction, SciQuest (NASDAQ: SQI) is the largest public provider of cloud-based business automation solutions for spend management that turn spending into savings. SciQuest solutions enable greater visibility and compliance organization-wide to help you gain control, optimize efficiencies, and reduce spend. These cloud-based solutions are easier to implement and proven to deliver measurable, sustainable value with SciQuest’s high-touch support, analysis and automation.

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Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and other required reports, as filed with the SEC, which are available free of charge on the SEC’s website at http://www.sec.gov or on our website at www.sciquest.com. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements speak only as of the date hereof, and we undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

Contacts:

SciQuest Media contact:

SciQuest, Inc.

Michelle Perkins, 919-659-2228

mperkins@sciquest.com

fama PR for SciQuest

Dan Gaffney, 617-986-5036

sciquest@famapr.com

SciQuest Investor contact:

SciQuest, Inc.

Jamie Andelman, 919-659-2322

jandelman@sciquest.com